UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2016

EMBASSY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-53528	26-3339011
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 Gateway Drive, Suite 100
Bethlehem, PA	18017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 882-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Director or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2016, Patti Gates Smith was appointed to the Board of Directors of Embassy Bancorp, Inc. (the “Corporation”) to serve as a Class 2 Director.  In connection with this appointment, Ms. Smith was also appointed to the Board of Directors of Embassy Bank for the Lehigh Valley, the Corporation’s wholly owned bank subsidiary.  It is anticipated that Ms. Smith will serve as a member of the Audit Committee and Community Reinvestment Act Committee of the Board of Directors.

Ms. Smith is the owner of GatesSmith Consulting, a consulting firm she founded in 2003, having its focus on nursing education events and foundation management.  She is formerly a School Administrator with The Lutheran Academy and served as a Perinatal Clinical Nurse Specialist for Easton Hospital, Easton, Pennsylvania.  Ms. Smith is currently Chairman of the Board for Visiting Nurses Association of St. Luke’s Hospital, Bethlehem, Pennsylvania.

The Board believes that Ms. Smith’s experience in the medical field, as a provider and an entrepreneur, as well as her intimate knowledge of and involvement in the communities served by the Corporation, well qualifies her for service as a Director of the Corporation.

There are no arrangements or understandings between the Corporation and Ms. Smith, or any other persons or entities pursuant to which Ms. Smith was selected as a director of the Corporation.  In connection with her appointment, Ms. Smith will participate in the compensation programs generally available to non-employee directors of the Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Embassy Bancorp, Inc.

Date: February 19, 2016	By:	/s/ Judith A. Hunsicker
Name: Judith A. Hunsicker
Title: Senior Executive Vice President
Chief Operating and Financial Officer